EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Urologix:
Mitchell Dann, Chairman
Stryker Warren, Jr., Chief Executive Officer
(763) 475-1400

UROLOGIX ANNOUNCES APPOINTMENT OF CEO AND DIRECTOR

MINNEAPOLIS — June 24, 2008 — Urologix®, Inc. (NASDAQ:ULGX), today announced that its Board of Directors appointed Stryker Warren, Jr. as its Chief Executive Officer and a director. Mr. Warren assumes the office from Mitchell Dann who has served as Interim Chief Executive Officer since February 2008. Mr. Dann continues to serve as Chairman and a director.

Mr. Warren has over thirty years of experience in the health care field as an executive and a successful entrepreneur. From May 1997 through April 2007, he served as President and Chief Executive Officer of Urology Healthcare Group, Inc (doing business as CIMplify, Inc.). Urology Healthcare Group (UHG), founded in 1997 as a urology practice management company provides a portfolio of value-added services including practice enhancement; facilities and ancillary services development and management; revenue cycle management; software and services for ASP based practice management and electronic medical records; and, reporting for urology practices. UHG also provides state-of-the-art medical equipment on an as-needed basis. Since May 2007 Mr. Warren has served as a consultant and has served as Chairman and CEO of a start-up healthcare venture called Atlas Health Systems, Inc. Prior to UHG Mr. Warren was a founder, CEO and Director of Meridian Occupational Healthcare Associates now part of Walgreen Co. and FOCUS Healthcare Management, Inc. acquired by United Healthcare, Inc. and now a part of Coventry Health Care, Inc. Earlier in his career Mr. Warren held executive and management positions in the HMO industry. Mr. Warren received his Bachelor of Science degree in pharmacy from Oregon State University.

Stryker Warren stated, “I have been familiar with the Urologix technology since its introduction. I believe it deserves its recognition as the leader in minimally invasive treatment of enlarged prostates or BPH based upon the 5 year clinical efficacy data presented at the 2008 American Urological Association Annual Meeting in Orlando and I am enthusiastic about the Company’s prospects in the future.”

Mitchell Dann shared, “Urologix is fortunate to have attracted a proven leader of Mr. Warren’s caliber. His successful entrepreneurial, executive and leadership experience combined with his intimate understanding of the practice of urology positions him uniquely to expand the market for Urologix’ Cooled ThermoTherapy office based treatment for BPH. The board of directors welcomes Mr. Warren and his leadership as we rebuild Urologix.”

About Urologix

Urologix, Inc., based in Minneapolis, develops, manufactures and markets minimally invasive medical products for the treatment of urological disorders. The Company has developed and offers non-surgical, catheter-based treatments that use a proprietary cooled microwave technology for the treatment of benign prostatic hyperplasia (BPH), a condition that affects more than 23 million men worldwide. Urologix’ products include the CoolWave®, Targis® and Prostatron® control units and the Cooled ThermoCath®, Targis® and Prostaprobe® catheter families. All of Urologix’ products utilize Cooled ThermoTherapy™ a proprietary combination of microwave energy and cooling to protect healthy tissue and enhance patient comfort—and provide safe, effective, lasting relief of the symptoms of BPH.

Forward Looking Statements

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “estimate” or “continue” or comparable terminology are intended to identify forward-looking statements. Such forward looking statements include, for example, statements the Company’s business plans, future revenue and operating performance, the Company’s ability to develop and market new products, and the Company-owned Cooled ThermoTherapy mobile service. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause the actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and the risk factors described in the Company’s Annual Report on Form 10-K for the year ended June 30, 2007 and other documents filed with the Securities and Exchange Commission.